File No. 333-132911
                                                                Rule 424(b)(3)

PRICING SUPPLEMENT
------------------
(To MTN prospectus supplement,
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2538


                        Merrill Lynch & Co., Inc.
                       Medium-Term Notes, Series C
               Due Nine Months or More from Date of Issue

                           Floating Rate Notes

Principal Amount    $800,000,000          Original Issue Date:   May 26, 2006

CUSIP Number:       59018YXJ5             Stated Maturity Date:  May 29, 2007

Issue Price:        100%

Interest Calculation:                     Day Count Convention:
---------------------                     ---------------------
|X|    Regular Floating Rate Note         |X|   Actual/360
|_|    Inverse Floating Rate Note         |_|   30/360
       (Fixed Interest Rate):             |_|   Actual/Actual

Interest Rate Basis:
--------------------
|X|  LIBOR                                |_|   Commercial Paper Rate
|_|  CMT Rate                             |_|   Eleventh District Cost of
                                                  Funds Rate
|_|  Prime Rate                           |_|   CD Rate
|_|  Federal Funds Rate                   |_|   Other (see attached)
|_|  Treasury Rate
Designated CMT Page:                    Designated LIBOR Page:
        CMT Moneyline Telerate Page:      LIBOR Moneyline Telerate Page: 3750
                                             LIBOR Reuters Page:

Index Maturity:   Three Months        Minimum Interest Rate:   Not Applicable

Spread:           -0.0350%            Maximum Interest Rate:   Not Applicable

Initial           Calculated as if    Spread Multiplier:       Not Applicable
Interest          the Original issue
Rate:             Date was an
                  Interest Reset
                  Date

Interest Reset Dates:    Quarterly, on the 29th of August, November, February
                         and maturity, commencing on August 29, 2006, subject to modified following Business day convention.

Interest Payment Dates:  Quarterly, on the 29th of August, November, February
                         and maturity, commencing on August 29, 2006, subject to modified following Business day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated
                         Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated
                         Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank, N.A.

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         ("MLPF&S"), Muriel Siebert & Co., Inc. and Wells
                         Fargo Brokerage Securities, LLC (the
                         "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                         Underwriter.

                         Pursuant to an agreement, dated May 23, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                                               Principal Amount
                             Underwriters                        of the Notes
                             ------------                      ----------------

                         Merrill Lynch, Pierce, Fenner & Smith     $784,000,000
                                     Incorporated

                         Muriel Siebert & Co., Inc.                  $8,000,000
                         Wells Fargo Securities, LLC                 $8,000,000
                                                                    -----------
                                       Total                       $800,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the
                         Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:   0.0750%

Dated:                   May 23, 2006